Exhibit 5.1

December 9, 2025

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Ladies and Gentlemen:

We have acted as United States securities counsel to Banzai International, Inc., a Delaware company (the “Company”), in connection with the filing of a registration statement on Form S-1, filed on December 9, 2025, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale, from time to time, by the selling security holders listed therein of 2,076,842 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable upon the conversion of that certain convertible promissory note (as amended, the “2024 CP BF Convertible Note”) originally issued by the Company to CP BF Lending, LLC, c/o Columbia Pacific Advisors (“CP BF”), pursuant to the Loan Agreement, dated as of February 19, 2021, as amended by the Second Amendment to Loan Agreement, dated as of September 23, 2024, and further amended by the Letter Agreement, dated October 10, 2025 between the Company and CP BF (as amended on October 15, 2025, the “CP BF Documents”). The shares of Class A Common Stock underlying the 2024 CP BF Convertible Note are collectively referred to herein as the “Note Shares.” The Note and the Note Shares are collectively referred to herein as the “Securities.” The Note Shares may also be referred to herein as the “Resale Shares.” Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings given to them in the CP BF Documents.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of such documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates representing the Resale Shares will be duly executed and delivered.

We have also assumed that (i) the Company has been duly incorporated, and is validly existing and in good standing; (ii) the Company has requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation, (iii) the Company has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation, in connection with the transactions contemplated by, and the performance of its obligations under the CP BF Documents; (iv) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the CP BF Documents; (v) the Securities have been duly authorized by all requisite corporate action on the part of the Company; (vi) except to the extent expressly stated in the opinions contained herein, the opinions stated herein are limited to the agreements specifically identified in Exhibit 4.35 (“Form of Note”), to the Registration Statement without regard to any agreement or other document referenced in any such agreement (including agreements or other documents incorporated by reference or attached or annexed thereto); (vii) service of process will be effected in the manner and pursuant to the methods of the State of New York at the time such service is effected; and (viii) at the time of conversion of the 2024 CP BF Convertible Note, a sufficient number of shares of Class A Common Stock that have been reserved by the Company’s board of directors or a duly authorized committee thereof will be authorized and available for issuance and that the consideration for the issuance and sale of the shares of Class A Common Stock in connection with such conversion is in an amount that is not less than the par value of such shares of Class A Common Stock. We have not independently verified any of these assumptions.

In connection with this matter, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

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The opinions expressed in this opinion letter are limited to the federal laws of the United States of America and General Corporation Law of the State of Delaware, as currently in effect. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local government agency or authority. The opinion set forth below is rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinion to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement becomes effective under the Act and when the Resale Shares are duly executed and authenticated in accordance with the relevant transaction documents and delivered against payment therefor in accordance with the provisions of such transaction documents, when sold under the circumstances contemplated in the Registration Statement, the Resale Shares will be legally issued, fully paid and non-assessable.

Our opinions set forth above with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including, but not limited to, principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated, or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
HUNTER TAUBMAN FISCHER & LI LLC

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950 Third Avenue, 19th Floor - New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380